EXHIBIT 99.1
                                                                   ------------
FOR IMMEDIATE RELEASE
---------------------

For:     MAF Bancorp, Inc.               Contact:      Jerry Weberling, EVP and
         55th Street & Holmes Avenue                     Chief Financial Officer
         Clarendon Hills, IL 60514                     Michael Janssen, Senior
                                                         Vice President
Website:  www.mafbancorp.com                           (630) 325-7300



      MAF BANCORP REPORTS 18% INCREASE IN FIRST QUARTER EARNINGS PER SHARE

Clarendon Hills, Illinois, April 20, 1999 -- MAF Bancorp, Inc. announced today that earnings for the first quarter ended March 31, 1999 totaled $11.7 million, or $.46 per diluted share, compared to $9.2 million, or $.39 per diluted share reported for the quarter ended March 31, 1998. The 18% improvement in year-over-year earnings per share results was largely attributable to strong core banking results. The quarterly earnings per share results were the highest in the Company's history. On December 31, 1998, the Company completed its acquisition of Westco Bancorp in a transaction that was accounted for under the purchase accounting method for financial reporting purposes. As a result, the current period's results, other than per share amounts and ratio analyses, are not generally comparable to the reported results for the corresponding prior year's quarter.

Cash earnings per share (diluted), which excludes amortization of goodwill and deposit base intangibles, totaled $.49 in the current quarter compared to $.41 in last year's first quarter. Return on equity was 13.76% in the current quarter while cash return on average tangible equity was 17.86%. Return on average assets was 1.14% while cash return on average tangible assets was 1.25% for the current quarter.

Net interest income, after provision for loan losses, totaled $28.1 million in the current quarter compared to $23.8 million reported for the quarter ended March 31, 1998. The excellent core banking performance was reflected in the Bank's net interest margin which increased to 2.94% for the current quarter, up five basis points from the 2.89% reported in last year's first quarter. The net interest margin for the current quarter was 15 basis points higher than the 2.79% reported for the quarter ended December 31, 1998. A continuing decline in deposit and borrowed funds costs, along with the integration of the higher-margin core operation of Westco Bancorp, led to the higher net interest margin. The average cost of liabilities declined to 4.43% from 4.91% a year ago and 4.67% three months ago.

The Company's average interest-earning assets increased to $3.86 billion for the quarter ended March 31, 1999 compared to $3.33 billion for the first quarter of last year. Included in this increase are interest-earning assets of Westco Bancorp which had approximately $320 million in total assets as of the date of the merger. The average balance of loans receivable increased to $3.36 billion from $2.75 billion in the first quarter of last year. Loan originations for the current quarter of $391 million were 6.4% higher than the $368 million in loan originations for the quarter ended March 31, 1998. Housing activity in the Bank's market area continues to be strong and the Company currently expects loan origination activity to remain strong throughout 1999.

Non-interest income for the current quarter totaled $7.4 million, compared to $5.4 million reported for the quarter ended March 31, 1998. The increase resulted from higher gains on sale of loans and investment securities and continued growth in deposit account service fees and other income. Offsetting these improvements were declines in income from real estate operations and brokerage commissions.

Lower interest rates and a high level of loans held for sale at the beginning of the year led to considerable loan sale activity through the Company's mortgage banking operation. Gains on sale of loans and mortgage-backed securities totaled $1.5 million in the current quarter, compared to $447,000 in last year's first quarter. Loan sales in the current quarter were $139.2 million compared to $63.9 million for the quarter ended March 31, 1998. Deposit account service charges increased to $2.2 million in the current period compared to $1.8 million reported in the year earlier period. Other non-interest income totaled $1.6 million compared to $1.0 million a year ago largely due to the recognition of income related to the Company's investment in a bank-owned life insurance program.

Income from real estate development operations totaled $621,000 for the current quarter compared to $801,000 in last year's comparable period. A total of 46 lots were sold in the Company's four subdivisions during the quarter and a total of 130 lots were under contract at March 31, 1999. The Company continues to expect to report excellent results from its real estate development operation in 1999, the result of planned closings of certain commercial parcels as well as from sales in its Tallgrass of Naperville development.

Non-interest expense totaled $16.2 million for the quarter ended March 31, 1999, compared to $14.4 million reported for the quarter ended March 31, 1998. Compensation and benefits expense rose to $9.5 million in the current quarter, compared to $8.5 million in last year's first quarter, due to normal salary increases and the increased workforce resulting from the Westco Bancorp acquisition. The data processing conversion and integration of Westco Bancorp into MAF Bancorp was completed in mid-February. Efficiencies resulting from the merger will not be fully realized until the second quarter of 1999. Advertising and promotion expense declined to $532,000 for the current quarter compared to $653,000 for the quarter ended March 31, 1998. Amortization of goodwill and core deposit intangibles increased $349,000 to $977,000 in the current quarter due to the Westco Bancorp merger. All other major categories of expense showed increases primarily due to the Westco Bancorp merger although the ratio of non-interest expense to total average assets improved to 1.59% for the current quarter compared to 1.65% a year ago. The Company's efficiency ratio, a measure of the amount of expenses needed to generate each dollar of revenue, improved to 46.0%, considerably better than peer group averages and better than the 49.5% reported for last year's first quarter.

Asset quality remained strong as total non-performing assets at March 31, 1999 stood at $23.7 million, or .58% of total assets compared to $22.4 million, or
 .54% of total assets at December 31, 1998. The Company recorded a provision for loan losses of $250,000 in the current quarter and had net charge-offs of $226,000 during the period, resulting in an allowance for loan losses of $16.8 million at March 31, 1999 equal to 115.3% of total non-performing loans, 71.0% of non-performing assets and .50% of total loans receivable.

Total assets were $4.11 billion at March 31, 1999 down slightly from $4.12 billion in assets reported at December 31, 1998. The balance of loans receivable at March 31, 1999 increased to $3.37 billion, compared to $3.32 billion at December 31, 1998. Loan portfolio growth was offset by decreases in mortgage-backed securities and liquid investments due in part to the expenditure of $23.9 million used in the repurchase of the Company's stock during the quarter.

Deposit balances increased by $13.1 million to $2.67 billion at March 31, 1999 compared to $2.66 billion at December 31, 1998. Borrowed funds remained at $1.03 billion at the end of the current quarter, the same level as three months ago.

Total stockholders' equity was $331.9 million at March 31, 1999, resulting in a stated book value per share of $13.76 and a tangible book value per share of $11.22. During the quarter, the Company repurchased 1,013,562 shares of its common stock at an average price of $23.62 per share. The Bank's tangible, core and risk-based capital percentages of 6.64%, 6.64% and 12.96%, respectively, at March 31, 1999 exceeded all regulatory requirements by a significant margin.

MAF Bancorp is the parent company of Mid America Bank, a federally chartered stock savings bank. The Bank operates a network of 24 retail banking offices primarily in Chicago and its western suburbs. The Company's common stock trades on the Nasdaq Stock Market under the symbol MAFB.

                           Forward-Looking Information
                           ---------------------------

Statements contained in this news release that are not historical facts may constitute forward-looking statements (within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended) which involve significant risks and uncertainties. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of invoking these safe harbor provisions. The Company's ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations and future prospects of the Company and the subsidiaries include, but are not limited to, changes in interest rates, general economic conditions, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board, the quality or composition of the Company's loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company's market area, the possible short-term dilutive effect of potential acquisitions, the effectiveness of the Company's compliance review and implementation plan to identify and resolve Year 2000 issues, and accounting principles, policies and guidelines. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.

                       MAF BANCORP, INC. AND SUBSIDIARIES
                              RESULTS OF OPERATIONS
                  (Dollars in thousands, except per share data)


                                                                        THREE MONTHS ENDED
                                                                             MARCH 31,
                                                                       --------------------
                                                                       1999            1998
                                                                       ----            ----
                                                                          (UNAUDITED)

Interest income.................................................      $67,398        $61,288
Interest expense.................................................      39,035         37,295
                                                                      -------        -------
 Net interest income............................................       28,363         23,993
Provision for loan losses.......................................          250            200
                                                                      -------        -------
 Net interest income after provision for loan losses............       28,113         23,793
Non-interest income:
 Gain on sale of:
    Loans receivable............................................        1,456            405
    Mortgage-backed securities..................................            4             42
    Investment securities.......................................          538            328
    Foreclosed real estate......................................           12             64
 Income from real estate operations.............................          621            801
 Deposit account service charges................................        2,205          1,753
 Loan servicing fee income......................................          376            363
 Brokerage commissions..........................................          592            670
 Other..........................................................        1,552          1,020
                                                                      -------        -------
    Total non-interest income...................................        7,356          5,446
Non-interest expense:
 Compensation and benefits......................................        9,466          8,497
 Office occupancy and equipment.................................        1,807          1,652
 Federal deposit insurance premiums.............................          404            362
 Data processing................................................          591            532
 Advertising and promotion......................................          532            653
 Amortization of goodwill.......................................          650            334
 Amortization of core deposit intangibles.......................          327            294
 Other..........................................................        2,403          2,093
                                                                      -------        -------
    Total non-interest expense..................................       16,180         14,417
                                                                      -------        -------
    Income before income taxes..................................       19,289         14,822
Income taxes....................................................        7,610          5,655
                                                                      -------        -------
    Net income..................................................      $11,679        $ 9,167
                                                                      =======        =======

Basic earnings per share........................................      $   .47        $   .41
                                                                      =======        =======
Diluted earnings per share......................................          .46            .39
                                                                      =======        =======

                                        MAF BANCORP, INC. AND SUBSIDIARIES
                                  CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                                              (Dollars in thousandS)



                                                                                     MARCH 31,       DECEMBER 31,
                                                                                       1999              1998
                                                                                  -------------     ------------
                                                                                    (UNAUDITED)

ASSETS
Cash and due from banks.........................................................  $   38,438        $   53,995
Interest-bearing deposits.......................................................      34,313            24,564
Federal funds sold..............................................................      42,834            79,140
Investment securities, at cost (fair value of $12,214 and $12,360)..............      11,303            11,107
Investment securities available for sale, at fair value.........................     193,206           198,960
Stock in Federal Home Loan Bank of Chicago, at cost.............................      50,878            50,878
Mortgage-backed securities, at amortized cost (fair value of $114,039 and
 $127,570)......................................................................     114,855           128,538
Mortgage-backed securities available for sale, at fair value....................      49,522            55,065
Loans receivable held for sale..................................................      21,387            89,406
Loans receivable, net of allowance for losses of $16,794 and $16,770............   3,351,631         3,229,670
Accrued interest receivable.....................................................      21,779            21,545
Foreclosed real estate..........................................................       8,928             8,357
Real estate held for development or sale........................................      27,762            25,134
Premises and equipment, net.....................................................      40,681            40,724
Other assets....................................................................      42,506            41,785
Intangible assets, net of accumulated amortization of $7,648 and $6,671.........      61,243            62,219
                                                                                  ----------        ----------

                                                                                  $4,111,266        $4,121,087
                                                                                  ==========        ==========
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
 Deposits.......................................................................   2,669,943         2,656,872
 Borrowed funds.................................................................   1,028,500         1,034,500
 Advances by borrowers for taxes and insurance..................................      35,427            30,576
 Accrued expenses and other liabilities.........................................      45,455            54,143
                                                                                  ----------        ----------
    Total liabilities...........................................................   3,779,325         3,776,091
                                                                                  ----------        ----------

Stockholders' equity:
 Preferred stock, $.01 par value; authorized 5,000,000 shares; none
    outstanding.................................................................          --                --
 Common stock, $.01 par value; 40,000,000 shares authorized; 25,420,650
    shares issued; 24,129,988 and 24,984,398 shares outstanding.................         254               254
 Additional paid-in capital.....................................................     192,820           191,473
 Retained earnings, substantially restricted....................................     166,907           159,935
 Accumulated other comprehensive income (loss)..................................        (151)              425
 Treasury stock, at cost; 1,290,662 and 436,252 shares..........................     (27,889)           (7,091)
                                                                                  ----------        ----------
    Total stockholders' equity..................................................     331,941           344,996
Commitments and contingencies...................................................
                                                                                  ----------        ----------
                                                                                  $4,111,266        $4,121,087
                                                                                  ==========        ==========



                       MAF BANCORP, INC. AND SUBSIDIARIES
                             SELECTED FINANCIAL DATA
                        (In thousands, except share data)


                                                                   MARCH 31,      DECEMBER 31,       MARCH 31,
                                                                     1999             1998             1998
                                                                ------------     -------------    -------------

Book value per share........................................... $    13.76       $     13.81      $     12.05
Tangible book value per share..................................      11.22             11.32            10.69
Stockholders' equity to total assets...........................       8.07%             8.37%            7.74%
Tangible capital ratio (Bank only).............................       6.64%             6.67%            6.86%
Core capital ratio (Bank only).................................       6.64%             6.67%            6.86%
Risk-based capital ratio (Bank only)...........................      12.96%            13.42%           14.01%
Common shares outstanding:
         Actual   .............................................  24,129,988       24,984,398       22,544,321
         Basic (weighted average)..............................  24,636,116       22,068,823       22,523,268
         Diluted (weighted average)............................  25,421,860       22,789,419       23,338,606

Non-performing loans........................................... $    14,566      $    14,049      $    12,483
Non-performing assets..........................................      23,669           22,406           19,344
Allowance for loan losses......................................      16,794           16,770           15,625
Non-performing loans to total loans............................         .43%             .43%             .45%
Non-performing assets to total assets..........................         .58%             .54%             .55%
Allowance for loan losses to total loans.......................         .50%             .52%             .56%
Mortgage loans serviced for others............................. $ 1,124,392      $ 1,065,126      $   977,155
Investment in Bank real estate subsidiaries....................      12,802           12,518           15,747



                                                                          THREE MONTHS ENDED
                                                                              MARCH 31,
                                                                    -------------------------
                                                                        1999          1998
                                                                    ----------    -----------

Average balance data:
         Total assets...........................................    $4,082,286    $3,492,725
         Loans receivable.......................................     3,362,180     2,754,100
         Interest-earning assets................................     3,861,280     3,326,884
         Deposits ..............................................     2,533,651     2,242,762
         Interest-bearing liabilities...........................     3,552,040     3,068,656
         Stockholders' equity...................................       339,608       267,767
Performance ratios (annualized):
         Return on average assets...............................          1.14%         1.05%
         Return on average equity...............................         13.76         13.69
         Average yield on interest-earning assets...............          6.99          7.38
         Average cost of interest-bearing liabilities...........          4.43          4.91
         Interest rate spread...................................          2.56          2.47
         Net interest margin....................................          2.94          2.89
         Average interest-earning assets to average
                  interest-bearing liabilities..................        108.71        108.42
         Non-interest expense to average assets.................          1.59          1.65
         Non-interest expense to average assets and
                  loans serviced for others.....................          1.25          1.29
         Efficiency ratio.......................................         45.99         49.52
Loan originations and purchases.................................     $ 391,110     $ 367,726
Loans and mortgage-backed securities sold.......................       139,197        63,851
Cash dividends declared per share...............................           .07          .047
